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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
RISKMETRICS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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riskmetrics.com

One Chase Manhattan Plaza, 44th Floor
New York, New York 10005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of RiskMetrics Group, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of RiskMetrics Group, Inc. (the "Company"), a Delaware corporation, will be held on June 4, 2008 at 10:00 a.m., local time, at the New York Marriott Downtown, 85 West Street, New York, New York 10006, for the following purposes:

    1.    To elect ten (10) directors of the Company to serve for one-year terms;

    2.    To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 2008;

    3.    To consider and approve three advisory (non-binding) proposals concerning the Company's executive compensation philosophy, 2007 compensation decisions, and 2008 performance objectives; and

    4.    To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Only shareholders of record at the close of business on April 10, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,
Steven Friedman Corporate Secretary
New York, New York April 23, 2008

YOUR VOTE IS IMPORTANT!

        Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet, by telephone or by mail. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

riskmetrics.com

One Chase Manhattan Plaza, 44th Floor
New York, New York 10005

PROXY STATEMENT

FOR
Annual Meeting of Shareholders
to be held on June 4, 2008

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board" or the "Board of Directors") of RiskMetrics Group, Inc. (the "Company," "we," "us" or "our"), a Delaware corporation, to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the New York Marriott Downtown, 85 West Street, New York, New York 10006, on June 4, 2008 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

        This proxy statement, and the accompanying form of proxy, is first being provided to shareholders on or about April 23, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q: Why am I being asked to review these materials?

A: The accompanying proxy is solicited on behalf of the Board. We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held on June 4, 2008. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q: Why am I being asked to review materials on-line?

A: Under rules recently adopted by the U.S. Securities and Exchange Commission ("SEC"), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. This Notice of Internet Availability of Proxy Materials has been mailed to shareholders on or about April 23, 2008.

Q: Who may vote at the meeting?

A: You may vote all of the shares of our common stock that you owned at the close of business on April 10, 2008, the record date. On the record date, we had 60,508,322 shares of common stock outstanding and entitled to be voted at the meeting. The common stock comprises all of the Company's issued and outstanding voting stock. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q: What proposals will be voted on at the meeting?

A: There are three Company proposals to be considered and voted on at the meeting, which are:

    1.    To elect ten (10) directors to the Board of Directors, each to serve a one-year term expiring at the later of the annual meeting of shareholders in 2009 or upon his or her successor being elected and qualified;

    2.    To ratify the appointment of Deloitte & Touche LLP as independent auditor for the Company for the fiscal year ending December 31, 2008; and

    3.    To consider and approve the following three advisory (non-binding) resolutions:

      A.
      RESOLVED that the shareholders approve the Company's overall executive compensation philosophy, policies and procedures, as described in the Compensation Discussion and Analysis (Sections I and II)) in this Proxy Statement.

      B.
      RESOLVED that the shareholders approve the compensation decisions made by the Board with regard to named executive officer performance for 2007, as described in the Compensation Discussion and Analysis (Sections III and IV) in this Proxy Statement.

      C.
      RESOLVED that the shareholders approve the application of the Company's compensation philosophy, policies and procedures to evaluate the 2008 performance of, and award compensation based on, certain key objectives, as described in the Compensation Discussion and Analysis (Section V) in this Proxy Statement.

We will also consider other business that properly comes before the meeting in accordance with Delaware law and our Bylaws.

Q: How does the Board of Directors recommend I vote?

A: Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

    1.
    "FOR" each of the nominees to the Board of Directors

    2.
    "FOR" ratification of Deloitte & Touche LLP as our independent auditor

    3.
    "FOR" each of the advisory (non-binding) resolutions concerning the Company's compensation policies and procedures

Q: What happens if additional matters are presented at the annual meeting?

A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ethan Berman and Kayla Gillan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our Bylaws.

Q. How do I request paper copies of the proxy materials?

A. If you hold Company shares in street name through a broker, bank, trust or other nominee, you may request paper copies of the 2008 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

If you hold Company shares directly in your name through the Company's stock transfer agent, Computershare Trust Company, N.A. ("Computershare") as a stockholder of record, you may request paper copies of the 2008 proxy materials by following the instructions at www.envisionreports.com/RMG, by telephoning 1-866-641-4276 or by sending an e-mail to investorvote@computershare.com. Please be sure to put "Proxy Materials RiskMetrics Group, Inc." in the subject line of the message and indicate in the body of the message your full name and address as well as the three numbers located in the shaded bar on the reverse side of your meeting notice.

Q: How do I vote?

By Internet or Telephone

If you hold Company shares in street name through a broker, bank, trust or other nominee, you may vote electronically via the Internet at www.proxyvote.com. If you wish to vote by telephone you will need to request paper copies of the materials in order to obtain a Voting Instruction Form which contains a specific telephone number for your broker, bank, trust or other nominee. Votes submitted telephonically or via the Internet must be received by 11:59 PM (EDT) on June 3, 2008.

If you hold Company shares directly in your name as a stockholder of record, you may vote electronically via the Internet at www.envisionreports.com/RMG, or telephonically by calling 1-800-652-Vote (8683). Votes submitted telephonically or via the Internet must be received by 11:59 PM (EDT) on June 3, 2008.

In Person

If you hold Company shares in street name through a broker, bank, trust or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy please follow the instructions at www.proxyvote.com.

If you hold Company shares directly in your name as a stockholder of record, you may vote in person at the Annual Meeting. Stockholders of record are entitled to one vote per share of common stock held for each matter submitted for vote at the meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person.

By Mail

If you hold Company shares in street name through a broker, bank, trust or other nominee, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. Our proxy distributor, Broadridge Financial Solutions, Inc. ("Broadridge") must receive your Voting Instruction Form no later than close of business on June 3, 2008.

If you hold Company shares directly in your name as a stockholder of record, you will need to request paper copies of the proxy materials. Once you receive your paper copies, including the proxy card, you will need to mark, sign and date your proxy card and return it using the prepaid return envelope provided or return it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067. Computershare must receive your proxy card no later than close of business on June 3, 2008.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting.

We encourage you to register your vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the meeting. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a "legal proxy" to bring to the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this proxy statement or as otherwise specified by you. You may vote via the Internet or by phone until 11:59 p.m., Eastern Daylight Time, on June 3, 2008, or the Company's agent must receive your paper proxy card on or before the close of business on June 3, 2008.

Q: What constitutes a quorum, and why is a quorum required?

A: A quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting of Shareholders at a later date.

Q: What if I do not vote or abstain? How are broker non-votes counted?

A: Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote on any matter presented for shareholder approval, the effect of an abstention will be the same as a vote against a proposal. Ethan Berman and Kayla Gillan are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors. For beneficial shareholders, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes," however, will be counted in determining whether there is a quorum present.

Q: If my shares are held in street name by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a "legal proxy" to vote your shares if you wish to cast your vote in person at the meeting.

Q: Who will count the votes?

A: The Company has hired a third party, Computershare, to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Q: Where can I find voting results of the meeting?

A: We will announce general voting results at the meeting and publish final detailed voting results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008 or in an earlier filed Form 8-K.

Q: Who will bear the cost for soliciting votes for the meeting?

A: We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and employees.

Q: Whom should I call with other questions?

A: If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2007 Annual Report on Form 10-K, please contact: RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York, 10005, Attention: Investor Relations.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

        The Company has adopted Governance Principles and Board Guidelines which we believe are appropriate and in the best interest of our company and our shareholders. Some of the key elements of our principles are as follows:

  • Independence of Directors.    We will adopt and apply an independence standard for our directors that meets or exceeds the rules and regulations of the NYSE.

  • Committee Independence.    All committees will be constituted entirely of independent directors.

  • Annual Election of Directors.    All of our directors will stand for election annually to create greater alignment between the directors' and shareholders' interests and to promote greater accountability to our shareholders.

  • Separation of Chairman/CEO — Lead Director.    Our policy is that the role of our chairman should be filled by someone other than our chief executive officer and that our chairman should come from the ranks of our independent directors. If our board of directors concludes that it is in the best interests of our shareholders to have a chairman who is not an independent member of our board of directors, then we will disclose this reasoning in our proxy statement and we will appoint a lead independent director to provide appropriate independent management of our board of directors and its processes.

  • Board Evaluations.    We believe that evaluations of our board of directors, its standing committees and individual directors are critical elements of corporate governance and our nominating and corporate governance committee will coordinate an annual evaluation of our board of directors, as a whole, and our individual directors and their performance. This annual evaluation process will be used in lieu of imposing mandatory retirement ages or director term limits.

  • Director Stock Ownership.    In order to more strongly align the interests of our directors with those of our shareholders, non-vested stock grants will be a significant component of our directors' compensation. We will also require our directors to maintain certain levels of equity ownership.

  • "Proxy Access."    Our bylaws set forth the provisions by which we will include in our proxy materials the name of a person nominated by one of our shareholders, or group of our shareholders, who meets specified requirements for election as a director. Generally, a nominating shareholder must have owned at least 4% of our outstanding common stock continuously for at least 2 years and must provide notice to us in accordance with our bylaws.

  • Majority Voting.    Our bylaws provide that in uncontested elections, our directors must be elected by majority vote and directors must submit a contingent resignation in advance of each annual shareholders meeting to help effectuate this process.

  • Say on Pay.    Our shareholders will be given the opportunity to vote on an advisory management resolution at each annual meeting to approve our Executive Compensation Policies and Practices as outlined in our annual proxy statement.

  • Poison Pills.    Our board of directors' policy is that it shall seek and obtain shareholder approval before adopting a poison pill.

        Our Governance Principles and Board Guidelines became effective on January 25, 2008, upon the consummation of our IPO. The Board is still in the process of implementing those principles that are, by their nature, multi-year (e.g., board evaluations, proxy access). By their own terms, these principles and guidelines will be reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Governance Principles and Board Guidelines are available on the Company's website, www.riskmetrics.com under the "Our Company" section. A printed copy is available to any shareholder requesting a copy by writing to: Corporate Secretary, RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

Director Independence

        The Board annually assesses the independence of each Director nominee. No director qualifies as "independent" unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). For purposes of this director independence classification, "material" will be defined as a standard of relationship (financial, personal or otherwise) that a reasonable person might conclude could potentially influence one's objectivity in the boardroom in a manner that would have a meaningful impact on an individual's ability to satisfy requisite fiduciary standards on behalf of shareholders.

        In making this determination, the Board considers the factors identified below, as well as such other factors that the Board may deem relevant.

  An "Independent Director" is defined as a director who:

•	Has not been employed within the last five years by the Company, one of it affiliates or a firm acquired by the Company;
•	Has not served as CEO of the Company at any time;
•	Does not beneficially own more than 50 percent of the Company's voting power;
•	Has not been employed by the Company's independent auditor in the last five years;
•	Is not a relative of a current employee of the Company or its affiliates;
•	Is not related to a former executive officer who served within the last five (5) years at the Company or its affiliates;
•	Is not party to a voting agreement to vote in line with management on proposals being brought to stockholder vote;
•	Does not have an "Interlocking Relationship" as defined by the SEC involving members of the board of directors or its Compensation Committee.
•	Is not a "Founder" of the Company;
•	Is not a trustee, director or employee of a charitable or non-profit organization that receives grants or endowments from the Company or its affiliates;
•	Is not, and is not affiliated with a company that is, an adviser, or consultant to the Company or a member of the Company's senior management;
•	Is not affiliated with a "Significant" customer or supplier of the Company;
•	Has no personal services contract with the Company or with any member of the Company's senior management or Board;
•	Does not provide "Professional Services" to the Company, to an affiliate of the company or an individual officer of the company or one of its affiliates;
•	Receives no compensation from the Company other than compensation as a director;
•	Does not have any "Significant" transactional relationship with the company or its affiliates excluding investments in the company through a private placement;
•	Is not employed by a public company at which an executive officer of the Company serves as a director;
•	Has not had any of the relationships described above with any affiliate of the Company; and
•	Is not a relative of any person with any relationships described above.

A commercial relationship will be found to be "Significant," if the Company makes or receives annual payments exceeding the greater of $200,000 or two (2) percent of the recipient's gross revenues. (The recipient is the party receiving the financial proceeds from the transaction).
"Affiliate" includes a subsidiary, sibling company, or parent company.

"Relative" follows the SEC's definition of "immediate family members" which covers spouses, parents, children, stepparents, stepchildren, siblings, in-laws, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant stockholder of the company.

"Professional Services" can be characterized as advisory in nature and generally include the following: investment banking / financial advisory services; commercial banking (beyond deposit services); investment services; insurance services; accounting/audit services; consulting services; marketing services; and legal services. The case of participation in a banking syndicate by a non-lead bank should be considered a transaction and hence subject to the associated materiality test rather than a professional relationship.

"Interlocking Relationships" include: (a) executive officers serving as directors on each other's compensation or similar committees (or, in the absence of such a committee, on the board) or (b) executive officers sitting on each other's boards and at least one serves on the other's compensation or similar committees (or, in the absence of such a committee, on the board).
The foregoing definition is included in our Governance Principles and Board Guidelines which are available on our website as described above.

        Under these independence standards, and in conformity with the listing standards of the New York Stock Exchange ("NYSE"), the Board has determined that Lovida Coleman, Philip Duff, Rene Kern, Christopher Mitchell, Frank Noonan, Lynn Paine, Stephen Thieke and Robert Trudeau, are independent. Ethan Berman is not independent because he is also our Chief Executive Officer. Arthur Levitt is not independent because he performed consulting services for the Company from December 2004 – December 2007.

        During the fiscal years 2005, 2006 and 2007, the Company did not make any contributions to any charitable organization in which an independent director served as an executive officer.

Lead Independent Director

        The Company's Governance Principles and Board Guidelines call for the Chair of the Board of Directors to be an independent director, unless the Board concludes that it is in the best interests of shareholders to do otherwise. When this occurs, the Governance Principles also obligate the Board to disclose its reasoning in the Proxy Statement.

        The Board, after consulting with its Nominating and Corporate Governance Committee, has determined that – at the current time – it is in our shareholders' best interests for the Chair to continue to be our Chief Executive Officer, Ethan Berman. The reasons for this relate principally to our status as a young public company (having only completed our IPO on January 25, 2008), and to the evolution that must be completed during the next year. Specifically:

  •
  Our Governance Principles, which became effective upon the consummation of our IPO, require that the Board annually assess the performance of itself, as well as individual directors and their performance. This process must also include an evaluation of the Independent Chair or Lead Independent Director, as applicable. This evaluation will begin in late 2008, in connection with the nomination of directors for consideration at the 2009 Annual Meeting of Shareholders. The Board believes that it will be in a better position to identify a potential Independent Chair after the completion of this evaluation process.

  •
  Most of our directors have served relatively short periods of time on the Board. Not considering Mr. Thieke's previous term on the Board (from 1998-2004), only Messrs. Berman and Duff have served more than four years. One-third of the Board has served less than two years. The Board believes that its selection of an Independent Chair will be more prudent when the Board as a whole becomes more familiar with the Company through continued service.

  •
  Since August 2007, the Board has operated with a lead independent director, Mr. Thieke. Mr. Thieke has led the independent directors in transforming the Board's governance policies, practices and processes from a "private company-orientation" to a structure more appropriate for a U.S. public company. This process has been effective, and has not been disadvantaged by the fact that our Chair is also our CEO. Our governance principles outline the duties of the lead independent director as follows:

  o
  Presiding at all meetings of the Board at which the Chairman is not present, including Executive Sessions of the Independent Directors;

  o
  Calling Executive Sessions of the Independent Directors;

  o
  Serving as liaison between the Chairman and the Independent Directors;

  o
  Approving information sent to the Board;

  o
  Approving meeting agendas for Board meetings;

  o
  Preparing agendas for Executive Sessions of the Independent Directors;

  o
  Approving Board meetings schedules to assure that there is sufficient time for discussion of all agenda items; and

  o
  Serving as the Board's liaison for consultation and communication with shareholders.

    In practice, Mr. Thieke has also been performing (and will continue to perform through the next year) certain other duties typically performed by an Independent Chair:

    o
    Consulting on all Board meeting agendas;

    o
    Leading the independent directors in periodic reviews of the performance of the CEO, as well as in discussions regarding the CEO's reports on senior management performance and senior management succession planning issues ;

    o
    Overseeing the annual Board and Committee evaluations;

    o
    Serving as liaison between the Independent Directors and CEO on sensitive issues; and

    o
    Recommending independent outside advisors and consultants who report directly to the Board on critical issues.

  •
  Independent directors continue to represent a significant majority (i.e., more than 75%) of the Board. These directors meet by themselves in conjunction with every Board meeting. All of the Board's committees are comprised entirely of independent directors. This structure, the Board believes, has ensured that independent directors provide meaningful and effective oversight of Company management.

        Although the Board has reached this conclusion at this time, it also continues to be committed to the principle of examining this issue every year, and providing shareholders with annual disclosure of both the Board's determination and rationale.

Board and Committee Membership

        The members of the Board serve as the elected representatives of the shareholders and act as fiduciaries on their behalf. The Board delegates authority to senior management to pursue the Company's mission. The directors oversee senior management's performance on behalf of the shareholders and act as advisers and counselors to the chief executive officer and other senior managers.

        In performing its general oversight function, the Board reviews and assesses the Company's strategic and business planning as well as senior management's approach to addressing significant risks. Board responsibilities include, but are not limited to, the following:

  • periodically reviewing and approving the Company's overall strategic and business plans;

  • selection of the Company's chief executive officer and approval of the recommendations of the CEO as to the Company's top management; and

  • planning for succession with respect to the CEO position.

        The Board spent considerable time during 2007 preparing itself for the Company's entry into the public equity markets. Since the beginning of 2007, three independent directors were added to the Board (Messrs. Thieke and Noonan, and Ms. Coleman), and an additional independent nominee (Ms. Paine) is recommended for election at this annual meeting. The Board continues to consider other candidates that will augment existing skills and talents.

        During 2007, the Board held ten meetings and had three committees: an Audit Committee, Compensation and Human Resources Committee, and Nominating and Corporate Governance Committee. We expect each director to attend every meeting of the Board and the committees on which he or she serves and attend the annual meeting of shareholders. In 2007, each director then serving on the Board attended the 2007 Annual Shareholders' Meeting (which took place when we were still a privately-held company). All directors attended at least 75% of the meetings of the Board and the committees on which they served in 2007.

The following table identifies the current committee members.

Name	Audit		Nominating and Governance		Compensation and Human Resources
Ms. Coleman			X		X
Mr. Duff	X				X	*
Mr. Kern			X
Mr. Mitchell					X
Mr. Noonan	X	*
Mr. Thieke	X		X	*
Mr. Trudeau					X
2007 Meetings	3		4		4

* Current Committee Chair

        Each of our Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee have a written charter, each of which is available on the Company's website, www.riskmetrics.com under the "Our Company" section. A printed copy is available to any shareholder requesting a copy by writing to: Corporate Secretary, RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

        Audit Committee.    The current members of our Audit Committee are Messrs. Noonan, Thieke, and Duff, all of whom the Board has determined to be "independent" as defined by NYSE rules and the Sarbanes-Oxley Act of 2002 and as applicable to audit committee members. Mr. Noonan is the

Audit Committee Chair and he, along with Messrs. Thieke and Duff, are our financial experts under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. This Committee's primary responsibilities include:

  • Selection and retention of our independent registered public accounting firm (subject to ratification by our shareholders);

  • Evaluation of the performance of our independent registered public accounting firm;

  • Review and monitoring of the auditing and integrity of our financial statements with our independent registered public accounting firm;

  • Consideration of any matters arising from an audit which is brought to the attention of our Board of Directors;

  • Monitoring our compliance with legal and regulatory requirements; and

  • Oversight of our accounting and financial reporting process.

        Compensation and Human Resources Committee.    The current members of our Compensation and Human Resources Committee are Messrs. Duff, Mitchell and Trudeau and Ms. Coleman, all of whom the Board has determined to be "independent" as defined under NYSE rules. Mr. Duff is currently our Compensation and Human Resources Committee Chair. This Committee's primary responsibilities include:

  • Annual review of our CEO's performance, and recommendation of incentive awards based on that performance;

  • Annual approval, in consultation with our CEO, of the corporate goals and objectives with respect to compensation for our other executive officers;

  • Development and oversight of an overall evaluation process and compensation structure for our executive officers;

  • Review and discussion with our management team of the Compensation Discussion and Analysis to be included in our annual proxy statement;

  • Annual approval of our compensation strategy for executive officers and other members of our senior management team;

  • Oversight of the officer development and succession plans for the chief executive officer and other executive management;

  • Approval and administration of our long-term incentive compensation plans; and

  • Approval of separation packages and severance benefits to the extent that the agreements are outside of the ordinary course of our business.

Compensation Committee Interlocks and Insider Participation

During 2007, none of our executive officers served, currently none of them serves and we anticipate that none will serve in the future, on the board of directors or compensation committee of any other entity with executive officers who have served or will serve on our board of directors or Compensation and Human Resources Committee.

        Nominating and Corporate Governance Committee.    The current members of our Nominating and Corporate Governance Committee are Messrs. Thieke and Kern and Ms. Coleman, all of whom the Board has determined to be "independent" as defined under applicable NYSE rules. Mr. Thieke is currently our Nominating and Corporate Governance Committee Chair. This Committee's primary responsibilities include:

  • Screening and identifying qualified potential director nominees and potential executive officers;

  • Making recommendations to our Board of Directors regarding director nominees to be presented for shareholder approval at the annual meetings of our shareholders;

  • Making recommendations to our Board of Directors regarding director nominees to fill vacancies or as otherwise required outside of the annual meetings of our shareholders;

  • Setting, or recommending that our Board of Directors set, the composition of Board committees;

  • Overseeing an annual assessment process relating to the performance of both our Board of Directors as a whole and our individual directors;

  • Development of our corporate governance principles and policies;

  • Oversight of our corporate governance conduct; and

  • Development of policies regarding director and executive officer stock ownership requirements.

Code of Ethics and Business Conduct

        The Company has a Code of Ethics and Business Conduct for its directors, officers and employees. The Code of Ethics and Business Conduct is available on the Company's website, www.riskmetrics.com, under the "Our Company" section. A printed copy is available to any shareholder requesting a copy by writing to: Corporate Secretary, RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005. The Company will disclose on its website, in accordance with all applicable laws and regulations, amendments to, or waivers from, its Code of Ethics and Business Conduct.

Policy Regarding Shareholder Nominations for Director

        The Board delegates the screening process for identifying candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying and recruiting individuals who are qualified to become Board members, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee may, at its discretion, seek independent third-party advisers to assist in the process of identifying candidates although, to date, the Nominating and Corporate Governance Committee has not done so. The Nominating and Corporate Governance Committee will recommend to the Board the names of prospective Board members. The Board will consider these recommendations in the context of the perceived needs of the Company at the time and the Board will then act on these recommendations.

        In making recommendations to the Board, the Nominating and Corporate Governance Committee will review the composition of the Board for the appropriate skills and characteristics required of members of the Board in the context of the then current make-up of the Board. This assessment will generally include consideration of issues of judgment, integrity, diversity and skills, including, but not limited to, understanding the business of the Company and possessing a relevant background—all in the context of an assessment of the perceived needs of the Board at the particular point in time.

        The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership proposed by shareholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee. Our By-laws set forth the general procedures by which shareholders entitled to vote in the election of directors may nominate one or more persons for election as directors and have that nominee(s) included in the proxy. Generally the nominating person must have owned at least 4% of the Company's outstanding common stock continuously for at least 2 years and must provide notice to the Company as set forth in the Company's By-laws.

Shareholder Communications Policy

        Shareholders and interested parties may contact members of the Board by mail or email, as described below. Communications may be directed to the Board of Directors, any individual Director or any group or committee of Directors (including Non-employee Directors as a group). All such correspondence should be sent either via email (to RMGDirectors@riskmetrics.com), or via mail to the Corporate Secretary of RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

        All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Directors. The Board has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items only if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. This process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner.

2007 Compensation of Non-Employee Directors

        The following table provides information regarding the compensation of our directors in the year ended December 31, 2007:

Name	Option Awards ($) (1)	Total ($)
Ethan Berman (2)
Peter Bernard (3)	$62,291	$62,291
Lovida Coleman	$—	$—
Philip Duff	$71,191	$71,191
Rene Kern	$—	$—
Arthur Levitt	$146,557	$146,557
Christopher Mitchell	$—	$—
Stephen Thieke	$28,252	$28,252
Robert Trudeau	$—	$—

(1) The value of option awards vested during the year, computed using a Black-Scholes valuation model in accordance with SFAS 123(R).

(2) Mr. Berman received no compensation as a director. See the Summary Compensation Table below for Mr. Berman's compensation as our chief executive officer.

(3) Mr. Bernard left the Board prior to the Company's IPO.

Executive Officers

        The following table sets forth the names, titles and ages of our executive officers as of April 10, 2008:

Name	Age	Title
Ethan Berman	46	Chief Executive Officer and Chairman of the Board
David Obstler	48	Chief Financial Officer
Richard Leggett	40	Head of Governance Business
Jorge Mina	33	Co-Head of Risk Business
Gregg Berman	41	Co-Head of Risk Business
Kayla Gillan	49	Chief Administrative Officer

        See "Item 1—Election of Directors" below for the biographical data for Mr. Berman.

        David Obstler.    David Obstler is our chief financial officer and has served as such since January 2005. From 2000 to 2004, he was chief financial officer and executive vice president of corporate development for Pinnacor Inc., a NASDAQ publicly listed provider of software and services to the financial services industry. Prior to that, he was an investment banker at Goldman Sachs, Lehman Brothers and JPMorgan. He has a B.A. from Yale University and an M.B.A. from the Harvard School of Business.

        Richard Leggett.    Richard Leggett is head of our Governance business and has served as such since our acquisition of CFRA on August 1, 2007. Prior to that, he served as chief executive officer of CFRA since 2005. Before joining CFRA, he was a managing director at Goldman Sachs in New York and London, where he worked in the research division from 2000 until 2004 and the investment banking division from 2004 until 2005. Mr. Leggett has a B.S. from Georgetown University.

        Jorge Mina.    Jorge Mina has served as co-head of our Risk business since July 2005. Mr. Mina was one of our founding members at the time of our spin-off from JPMorgan and served as our head of research from 2003 to 2005, where he was responsible for analytics across RiskMetrics' products and services. Prior to our spin-off, he worked in Risk Management Services at JPMorgan. Mr. Mina has an M.S. from the University of Chicago and a B.S. from the Instituto Tecnológico Autónomo de México.

        Gregg Berman.    Gregg E. Berman has served as co-head of our Risk business since 2007. In 2006, Mr. Berman served as our head of strategic development. Mr. Berman was one of our founding members at the time of our spin-off from JPMorgan in 1998 and has served a number of roles, including product manager from 1999 to 2000, head of Market Risk from 2000 to 2004 and head of sales in 2005. Mr. Berman is a physicist by training and holds a Ph.D. and an M.S. from Princeton University and a B.S. from the Massachusetts Institute of Technology.

        Kayla Gillan.    Kayla Gillan has served as our chief administrative officer since February 1, 2008. From 2003 to January 2008, Ms. Gillan served as a board member of the Public Company Accounting Oversight Board, or the PCAOB, a not-for-profit corporation created pursuant to the Sarbanes-Oxley Act to oversee the auditors of public companies. Prior to being appointed to the PCAOB, she was general counsel to the California Public Employees' Retirement System, a provider of retirement and health benefits to over 1.5 million public employees. Ms. Gillan currently serves on the Independent Advisory Board to the NACD Corporate Directors Institute, and on the Board of Governors of the International Corporate Governance Network. She holds a B.A. from California State University at Sacramento and a J.D. from the University of California at Davis.

SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS
AND CERTAIN BENEFICIAL OWNERS

        The following table shows the number of shares of our common stock beneficially owned as of April 10, 2008 by each of our Directors and Executive Officers, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. Except as otherwise noted below, the address of each of the persons in the table is c/o of RiskMetrics Group, Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

Beneficial Owner	Number	Percentage#
Entities affiliated with General Atlantic LLC (1)	13,333,332	22.04%
Entities affiliated with Spectrum Equity Investors IV, L.P. (2)	10,833,332	17.90%
Entities affiliated with TCV V, L.P. (3)	6,424,802	10.62%
Ethan Berman (4)	7,547,375	12.16%
Lovida Coleman	3,000	*
Philip Duff (5)	91,668	*
Rene Kern (1)	13,333,332	22.04%
Arthur Levitt (6)	131,072	*
Christopher Mitchell (2)	10,833,332	17.90%
Frank Noonan	15,500	*
Stephen Thieke (7)	22,334	*
Robert Trudeau	—	*
David Obstler (8)	368,751	*
Jorge Mina (9)	194,723	*
Gregg Berman (10)	325,814	*
Richard Leggett	229.519	*
Kayla Gillan	—	*
All directors and executive officers as a group (14 persons)	33,096,420	52.43%

# Based on 60,508,322 shares of common stock outstanding as of April 10, 2008, plus options to purchase common stock exercisable as of April 10, 2008 or 60 days thereafter and restricted shares whose restrictions will lapse within 60 days of April 10, 2008.

* Represents beneficial ownership of less than 1%.

(1) Includes 12,301,390 shares held by General Atlantic Partners 78, L.P., 166,667 shares held by GapStar, LLC, 670,860 shares held by GAP Coinvestments III, LLC, 180,583 shares held by GAP Coinvestments IV, LLC and 13,832 shares held by GAPCO GmbH & Co. KG. General Atlantic LLC is the general partner of General Atlantic Partners 78, L.P. and the sole member of GapStar, LLC. The Managing Members of GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC are Managing Directors of General Atlantic LLC. The general partner of GAPCO GmbH & Co. KG is GAPCO Management GmbH. The Managing Directors of General Atlantic LLC make the voting and investment decisions with respect to GAPCO Management GmbH and GAPCO GmbH & Co. KG. Rene Kern is a Managing Director of General Atlantic LLC and a Managing Member of GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC. Mr. Kern disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. The address for the General Atlantic entities, other than GAPCO GmbH & Co. KG and GAPCO Management GmbH, is c/o General Atlantic Service Company, LLC, Three Pickwick Plaza, Suite 200, Greenwich, Connecticut 06830. The address for GAPCO GmbH & Co. KG and GAPCO Management GmbH is Koenigsallee 62, 40212 Duesseldorf, Germany.

(2) Includes 10,643,750 shares held by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P.; 48,082 shares held by Spectrum Equity Investors Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P.; and 141,500 shares held by Spectrum IV Investment Managers' Fund, L.P. Voting and investment control over the shares held by Spectrum entities is exercised by the following members of the Spectrum investment committees: Brian B. Applegate, William P. Collatos, Benjamin M. Coughlin, Randy J. Henderson, Michael J. Kennealy, Kevin J. Maroni, Christopher T. Mitchell and Victor E. Parker, each of whom disclaims beneficial ownership of such shares, except for their individual pecuniary interest therein. The address of the Spectrum entities is 333 Middlefield Road, Suite 200, Menlo Park, California 94025.

(3) Includes 6,305,370 shares of common stock held by TCV V, L.P.; and 119,432 shares of common stock held by TCV Member Fund, L.P. Technology Crossover Management V, L.L.C. ("TCM V") is the sole General Partner of TCV V, L.P. and a General Partner of TCV Member Fund, L.P. The investment activities of TCM V are managed by Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, Jr., Henry J. Feinberg and William J.G. Griffith IV (collectively, the "TCM Members") who share voting and dispositive power with respect to the shares beneficially owned by the TCV V, L.P. and TCV Member Fund, L.P. (collectively the "TCV Funds"). TCM V and the TCM Members disclaim beneficial ownership of such shares except to the extent of their individual pecuniary interest therein. The address of TCM V, the TCV Funds and the TCM Members is 528 Ramona Street, Palo Alto, California 94301.

(4) Includes 977,100 shares held in an irrevocable trust for the benefit of Mr. Berman's children created on August 18, 2000 and options to purchase 1,547,375 shares. Mr. Berman's wife and father are the trustees of the irrevocable trust. Also includes an aggregate of 4,200 shares of common stock held in irrevocable trusts established for the benefit of Mr. Berman's children on December 20, 2007. Mr. John C. Novogrod is the trustee of each of the irrevocable trusts.

(5) Consists of options to purchase 91,668 shares.

(6) Consists of 12,500 shares and options to purchase 118,572 shares.

(7) Consists of 14,000 shares and options to purchase 8,334 shares.

(8) Consists of 41,666 shares and options to purchase 327,085 shares.

(9) Consists of options to purchase 194,723 shares.

(10) Consists of options to purchase 325,814 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our executive compensation program and policies; the material compensation decisions that we made with regard to our 2007 compensation, as well as the material factors that we considered in making those decisions; and the corporate goals and performance objectives that we intend to use to guide comparable 2008 compensation decisions. It is divided into five parts:

  I.
  Compensation Philosophy and Objectives

  II.
  Overview of Executive Compensation Components

  III.
  2007 Compensation Decisions

  IV.
  Summary Compensation Tables

  V.
  Overview of 2008 Objectives

Unless otherwise indicated, this section refers only to the compensation of those individuals whom we refer to as our "named executive officers," or "NEOs." These officers are:

  •
  Ethan Berman, Chief Executive Officer

  •
  David Obstler, Chief Financial Officer

  •
  Jorge Mina, Co-Head of Risk Business

  •
  Gregg Berman, Co-Head of Risk Business

  •
  Richard Leggett, Head of Governance Business

I.
Compensation Philosophy and Objectives

Our compensation program is under the oversight of the Compensation and Human Resources Committee of our Board of Directors. As is more fully articulated in its charter, this Committee:

  •
  Establishes overall compensation strategy and policy for the Company;

  •
  Oversees the development and implementation of the performance evaluation process for our senior executives, including NEOs; and

  •
  Reviews and recommends for approval by the Board of Directors the compensation for our Chief Executive Officer, as well as the corporate goals and objectives used to determine the compensation of other named executive officers.

Our overall compensation goal is to attract and retain qualified, talented and diverse leaders who are enthusiastic about our mission and culture. We believe that compensation plays a role in, but is not the exclusive means of, achieving this goal. Non-financial attributes – such as offering a compelling work environment, challenges, opportunities, clients and colleagues – also attract and motivate the type of leaders that we seek. Moreover, we believe that no other company knows how to compensate our people better than do we. For these reasons, we do not formally look at peer companies or benchmarks to set compensation levels or structures, nor do we employ any compensation consultants. Instead, compensation is established based on a combination of each NEO's experience and scope of responsibility, and we look to combine financial incentives and rewards with non-financial benefits.

We use compensation to reinforce business objectives and corporate values. We believe that a majority of an executive's compensation should be based on how well that executive performs in achieving those business objectives over which he/she has reasonable control, as well as the executive's success in exemplifying corporate values. Among our values is the principle of internal pay equity: that is, the difference between our highest and lowest paid employees should be equitable. Because of variances in local compensation structure (for example, as applicable to our employees in the United States versus certain overseas offices), we do not use a mathematical multiple-of-pay to determine internal pay equity. These decisions are guided simply by common sense. Additionally, we do not offer special perquisites for executives. Subject to minor variations to account for requirements in local jurisdictions, all employees receive the same retirement, health and welfare benefit opportunities. None of our NEOs have any severance or change-in-control agreements. Because of the discipline that internal pay equity provides, we determine annual incentive compensation awards for our NEOs (other than the CEO) based largely on subjective, qualitative factors rather than on a quantitative basis. (We discuss this more in the sections which follow, "Overview of Executive Compensation Components," "2007 Compensation Decisions," and "Overview of 2008 Objectives.")

Lastly, we believe that compensation should align the interests of our executives with our shareholders. To this end, incentive compensation paid to each NEO is split between cash and equity. The ratio between cash and equity is approximately 50-50, but this ratio may change depending upon the level of risk appropriate for each executive. While we encourage each NEO to maintain a level of stock ownership in the Company that is significant to him/her, the equity component of the incentive award is forfeited once the executive attains – in the opinion of the Human Resources and Compensation Committee – a level of equity ownership beyond which additional equity awards are unlikely to provide additional incentive. We have not established a bright line test as to when this concept of "enough" equity is reached; currently, only the Chief Executive Officer's holdings fall within this category.

II.
Overview of Executive Compensation Components

The following table describes the components of the Company's executive compensation program.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Base Salary	Core competence as to skills, responsibilities, experience and contributions to the Company	Provide a steady source of income based primarily on scope of responsibility and years of experience

Annual Cash Incentive
•  Achievement of specific business objectives over which the executive has reasonable control
•  Contribution toward achievement of corporate-wide objectives
•  Development and growth of leadership and management skills
•  Contribution toward promoting the Company's distinct culture
• Success in developing a productive management team
•  Ensure focus on specific annual goals that contribute to the Company's long-term success
•  Provide annual performance-based cash compensation
•  Motivate achievement of critical annual performance metrics
• Enhance leadership, management and team-building skills

Long-Term Incentives	Periodic Stock Options under Company-Wide Incentive Compensation Plans • Achievement of specific corporate-level objectives • Continued employment with the Company during the 4-year vesting period	Combination of All Plans • Align the interests of executives with shareholders • Provide for executive ownership of stock • Retain key talent
	Stock Options Upon Initial Hire These options are granted upon initial hire, and vest over a 4-year period, 25% each year.	Stock Options Upon Initial Hire • Attract key talent in a competitive environment • Encourage retention

Stock Options Under Annual Incentive Awards
•  Achievement of specific business objectives over which the executive has reasonable control
•  Contribution toward achievement of corporate-wide objectives
•  Development and growth of leadership and management skills
•  Contribution toward promoting the Company's distinct culture
•  Success in developing a productive management team
• Continued employment with the Company during the 4-year (25% each year) vesting period
Stock Options Under Annual Incentive Awards
•  Ensure focus on specific annual goals that contribute to the Company's long-term success
•  Motivate achievement of critical annual performance metrics
• Supplement cash-based compensation with potential for long-term growth

Retirement & Welfare Benefits	These benefits are part of our broad-based total compensation program, available to all full-time employees of the Company

III.
2007 Compensation Decisions

2007 Corporate Objectives

At the beginning of 2007, our Board set the following corporate objectives. These objectives were used by the Compensation and Human Resources Committee to determine the 2007 incentive compensation for our Chief Executive Officer, and, to a lesser and more subjective extent, by our Chief Executive Officer to determine the 2007 incentive compensation for other NEOs.

    a.
    Financial Results:    Exceed revenue, EBITDA and cash flow financial targets and prepare for potential initial public offering. Key Measures:

      •
      Exceed our target revenue growth rate of 17%, our target Adjusted EBITDA1 growth rate of 25%, and our goal to grow our free cash flow2 at a rate in excess of our growth rate for Adjusted EBITDA (in each case, our financial targets for 2007 assumed the completion of our acquisition of ISS);

1  We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses.

2  We define free cash flow as cash provided by operating activities less capital expenditures.

        •
        Continue to improve our framework for reporting financial information; and

        •
        Prepare our company for the option of pursuing an initial public offering by creating a pre-IPO task force to review and address various issues.

    b.
    Clarity:    Create, communicate and execute a well-defined group vision, mission and values with clarity around our organization, management teams and decision-making processes. Key Measures:

      •
      Develop a shared vision about our Company's mission and values supported by strategies in our business units;

      •
      Create a clear global organization structure with management teams and supporting management processes; and

      •
      Establish a global communication infrastructure (both human and technical) that enables connectedness, transparency and collaboration.

    c.
    Clients:    Increase market penetration and expand relationships with clients globally. Key Measures.

      •
      Retain existing clients and related revenues;

      •
      Expand existing relationships through cross-selling of existing and new products and services;

      •
      Develop a consistent approach for client segment planning, forecasting, sales, reporting, satisfaction measurement and renewals; and

      •
      Implement cross-company reviews of client relationships, lost business and other client-related issues.

    d.
    Execution:    Deliver on our commitments to clients, people and shareholders. Key Measures:

      •
      Leverage existing global operations across our Company to create more efficiencies;

        •
        Establish a continuous improvement culture that embraces metrics, process improvement and technology to achieve operational excellence; and

        •
        Achieve specific client delivery objectives (such as quality and timeliness targets).

    e.
    People:    Become the world's most attractive employer for top talent and aim to become one of the Fortune Magazine's "100 best companies to work for" in 2009. Key Measures:

      •
      Create a global company-wide culture based on common values, where people see themselves as part of a single community by the end of 2007;

      •
      Provide exciting opportunities for professional and personal development; and

      •
      Execute a diversity strategy that fosters a diverse workplace environment that strives to develop all employees to their full potential

During the course of 2007, in consultation with the Chief Executive Officer, the Compensation and Human Resources Committee also determined that the Company would benefit from enhanced leadership and management skills. Consequently, the following objectives were included for each NEO:

  •
  Continued development of leadership and management skills;

  •
  Contribution to promoting the Company's distinct corporate culture; and

  •
  Continued success in developing a productive management team.

Base Salary

We pay our executive officers a base salary to compensate them for their services and to provide a steady source of income. Base salary is primarily based on the scope of each executive's respective responsibilities, years of experience, skills, and knowledge, and within the context of our general compensation philosophy (see above, "Compensation Philosophy and Objectives"). We generally set executive base salary through an arm's-length negotiation with each person during the hiring process, and make adjustments thereafter to reflect increased experience, years of service, changes in responsibility, and, as necessary, internal pay equity.

In 2007, Messrs. Obstler, Mina and G. Berman received salary increases ranging from $5,000 to $10,000, to reflect increased experience and years of service. Variances in the amount of salary increases for these officers were due to our Compensation and Human Resources Committee's efforts to calibrate the base salaries of all NEOs other than our Chief Executive Officer. Our Chief Executive Officer's base salary was increased by $50,000 (representing a 20% increase), to reflect his increased responsibilities for a significantly larger company after our acquisition of ISS in January 2007. Because of our internal pay equity philosophy, Mr. Leggett received a reduced base salary in comparison to the base salary he received as chief executive officer of CFRA prior to our acquisition of CFRA in August 2007. In consideration for this reduction in base salary, we granted Mr. Leggett 50,000 options on his initial hire date. This change in Mr. Leggett's compensation package reflects our philosophy that an NEO's compensation should be an appropriate mix of cash and equity.

Incentive Compensation

As stated above, we use compensation to reinforce business objectives and corporate values. We believe that a majority of an executive's compensation should be based on how well that executive performs in achieving those business objectives over which he/she has reasonable control, his/her contribution toward corporate-wide objectives, as well as the executive's success in exemplifying our corporate values.

Except for our CEO, we determine incentive compensation awards based primarily on subjective, qualitative factors rather than quantitative factors or precise mathematical formulae. Except for our Chief Executive Officer, we do not target annual bonus opportunities at any particular percentage of total compensation or base salary. We believe that targets inappropriately limit our ability to fairly reward performance and distract our employees, and that our strong internal pay equity principle – coupled with our "say on pay" commitment - protect the Company and its shareholders from overly generous awards, while still providing management with the flexibility it needs. We introduced a target bonus amount into our Chief Executive Officer's incentive compensation structure in 2007, because we recognize that shareholders of a public company are most familiar with this structure and level of transparency.

1.
Chief Executive Officer:    At the beginning of 2007, our Compensation and Human Resources Committee determined that our Chief Executive Officer's target bonus for meeting 2007 corporate objectives would be an amount equal to two times his base salary, half to be paid in cash and half to be paid in equity. This target bonus amount was determined after this Committee reviewed compensation levels throughout our organization, so as to maintain internal pay equity. This Committee also determined that our Chief Executive Officer could receive an additional bonus of up to 20% of the target bonus amount in the event our corporate objectives for 2007 were exceeded.

  At the end of 2007, the Compensation and Human Resources Committee reviewed our Chief Executive Officer's performance and rated each corporate objective on a scale of one through five (with a score of four representing achievement of the stated target objective). Each corporate objective and key measure was weighted equally. The Committee's assessment was as set forth on the next page.

PERFORMANCE OBJECTIVE		PERFORMANCE	RATING

Financial Targets			4+
•	>17% Revenue Growth	19.1% (1)	4.5
•	>25% adjusted EBITDA Growth	26.9%	4.0
•	Grow free cash flow at a rate in excess of adjusted EBITDA growth rate		4.5
•	Improve financial reporting framework	Consistent internal and external reporting model; full conversion to ACV basis	3.5
•	Prepare company for IPO	Completed January 2008	4.5
Clarity			4-
•	Develop a shared vision	Successful re-branding. Success Factors adopted company-wide	4.0
•	Create a clear global organization, with management teams and supporting management processes	Governance/FRA business restructuring. Still developing leadership team	3.5
•	Establish a global human & technical communications infrastructure	Company websites, town hall meetings, company/regional HR briefing sessions; intranet rollout	4.0
Clients			3.75
•	Retain existing clients and related revenue	Retention rate >90%	4.5
•	Expand existing relationships through cross-selling	Modest success; prototype developed for full "risk dashboard" product	2.5
•	Develop a consistent approach for client segment data	Account management consciously decentralized; global sales integrated in Q4	4
•	Implement cross-company reviews of client relationships	Marketing team integrated; best practice approach adopted for account management	4
Execution			4+
•	Leverage global operations	Continued Manila build-up; initiated cross-group strategic data project	4.5
•	Embed continuous improvement culture for process, organization and technology	Robust metrics for on-boarding in process	4.0
•	Achieve specific client delivery objectives	Predictable on-boarding in process; sporadic quality issues; strong but delayed RM4 rollout	3.5
People			4.0
•	Create a global company-wide culture based on common values	All functions (except business lines) now global; integrated HR structure; global success factors	4.0
•	Provide exciting opportunities for professional and personal development	5 senior leaders participated in Executive Leadership programs; 5 cross-business and 24 inter-office moves. Non-managerial career tracks in R&D	4.0
•	Provide a diversity strategy that fosters a diverse workplace environment	In process	3.0
Combined Rating			4

(1)    Pro forma results assume that the ISS acquisition, which actually closed on January 11, 2007, closed on January 1, 2006

  This Committee also determined, however, not to award our Chief Executive Officer any equity compensation for 2007, due to his already considerable equity position in the Company. Consequently, this component of his incentive award was not granted. Accordingly, the Chief Executive Officer's 2007 bonus consisted solely of cash and equaled 50% of his target bonus (i.e., 100% of base salary, or $300,000).

2.
All Other NEOs:    Each NEO other than our CEO also had individual performance goals that were designed to reflect his/her respective role in the Company and to support the corporate-wide objectives. Included in Mr. Obstler's objectives, as our Chief Financial Officer, was to enhance our financial reporting infrastructure in preparation for our initial public offering, and to integrate the ISS finance staff with our existing finance team. Included in Messrs. Mina's and G. Berman's objectives, as co-heads of our Risk business, was the objective of increasing revenues attributable to our Risk business by at least 20% in comparison to 2006. Mr. Leggett's objectives included assuming leadership of our ISS business, leading the integration of ISS, and developing an integrated management team for the Governance business. Objectives for each NEO also included the leadership and management skills development goals identified by the Compensation and Human Resources Committee during the course of 2007 (described above, see "2007 Corporate Objectives").

  Our Chief Executive Officer, in consultation with the head of our human resources department, performed a substantially subjective evaluation of each NEO's (a) contribution to the achievement of our corporate objectives for 2007, and (b) achievement of individual performance objectives. The Compensation and Human Resources Committee reviewed these evaluations and concurred that each NEO contributed appropriately to the substantial achievement of our 2007 corporate objectives, and also made significant progress with respect to individual objectives. In approving the bonuses for these NEOs, this Committee also took into account each executive's relative equity stake in our Company. Executives who were relatively new to our Company and consequently had smaller equity stakes were granted slightly higher equity and slightly lower cash awards.

  Under this approach, Mr. Obstler received a cash bonus of $220,000 (93.6% of his 2007 base salary), and 30,000 options. Messrs. Mina and G. Berman were each awarded $200,000 cash bonuses (reflecting 125% and 105%, respectively, of their 2007 base salaries), and 25,000 options. Mr. Leggett was awarded a cash bonus of $240,000 (80% of his 2007 base salary rate), and 45,000 options.

IV.
Summary Compensation Tables

Summary Compensation Table for the Years Ended December 31, 2007 and 2006

NEO	Year	Salary (1)		Cash Bonus		Option Awards (2)		All Other Compensation (3)		Total

Ethan Berman, CEO	2007 2006	$ $	300,000 250,000	$ $	300,000 200,000	$ $	18,757 134,508	$ $	1,000 2,313	$ $	619,757 586,821
David Obstler, CFO	2007 2006	$ $	235,000 225,000	$ $	220,000 150,000	$ $	222,703 297,544	$ $	1,000 2,313	$ $	678,703 674,857
Jorge Mina, Co-Head of Risk	2007 2006	$ $	160,000 150,000	$ $	200,000 150,000	$ $	125,520 146,868	$ $	1,000 2,313	$ $	486,520 449,181
Gregg Berman, Co-Head of Risk	2007 2006	$ $	190,000 185,000	$ $	200,000 120,000	$ $	117,000 134,468	$ $	1,000 2,313	$ $	508,000 441,781
Richard Leggett Head of Governance (4)	2007 2006		$125,000 —		$240,000 —		$27,853 —		$1,000 —		$393,853 —

(1)  Effective January 1, 2008, the salaries of Ethan Berman, David Obstler, Jorge Mina and Gregg Berman increased to $350,000, $275,000, $180,000 and $200,000, respectively. Effective January 1, 2008, the salary of Richard Leggett was $300,000.

(2)  These amounts reflect the amount of expense we recognized for financial statement reporting purposes for stock options in fiscal year 2007, using a Black Scholes valuation model in accordance with SFAS 123(R). We measure the fair value of stock options on the date of grant using a Black-Scholes option-pricing model which requires the use of several estimates, including the volatility of our stock price; the expected life of the option; risk free interest rates; and expected dividend yield. Prior to the completion of our initial public offering in January 2008, we were not a publicly traded company, and as a result we had limited historical information on the price of our stock as well as employees' stock option exercise behavior. As a result, we could not rely on historical experience alone to develop assumptions for stock price volatility and the expected life of options. As such, our stock price volatility was estimated with reference to a peer group of companies. The expected life of options is based on internal studies of historical experience and projected exercise behavior. We estimate expected forfeitures of stock-based awards at the grant date and recognize compensation cost only for those awards expected to vest. The forfeiture assumption is ultimately adjusted to the actual forfeiture rate. Estimated forfeitures are reassessed in subsequent periods and may change based on new facts and circumstances. We utilize a risk-free interest rate, which is based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the options. We have not and do not expect to pay dividends on our common shares.

(3)  Represents employer contribution to 401(k) plan.

(4)  Mr. Leggett joined our company on August 1, 2007 and his 2007 salary represents the amount earned from August 1, 2007 through December 31, 2007. The option awards of $27,853 represents the amount of compensation expense recognized in the financial statements for the year ended December 31, 2007.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2007

NEO	Grant Date (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (2)

Ethan Berman, CEO	—	—	—	—
David Obstler, CFO	—	—	—	—
Jorge Mina, Co-Head of Risk	—	—	—	—
Gregg Berman, Co-Head of Risk	—	—	—	—
Richard Leggett (3), Head of Governance	8/01/2007	50,000	$16.50	$268,265

(1)  Immediately prior to the consummation of our initial public offering in January 2008, we granted 30,000 options to Mr. Obstler, 25,000 options to Mr. Mina, 25,000 options to Mr. G. Berman and 45,000 options to Mr. Leggett, at an exercise price of $17.50 (equal to the initial public offering price) as a part of our 2007 compensation packages for the named executive officers. These grants were in addition to the grant of 500 options that each of our named executive officers received in connection with our grant of 500 options to each employee immediately prior to the consummation of the initial public offering.

(2)  These amounts represent the grant date fair value of stock option awards granted during the year, computed using a Black Scholes valuation model in accordance with SFAS 123(R). These amounts reflect the estimated amount of expense we will recognize in our future financial statements. These expenses will be recognized ratably over the awards' respective vesting period.

(3)  These options were granted to Mr. Leggett on his initial hire date in consideration for him reducing his annual base salary from $350,000 to $300,000. The amount of $268,825 presented reflects the grant date fair value of the options granted on his initial hire date.

Option Exercises for the Year Ended December 31, 2007

NEO	Date	Number of Shares Acquired on Exercise of Option (#)	Value Realized on Exercise of Option ($) (1)

Ethan Berman, CEO	—	—	—
David Obstler, CFO	7/15/2007	41,666	$437,077
Jorge Mina, Co-Head of Risk	—	—	—
Gregg Berman, Co-Head of Risk	—	—	—
Richard Leggett, Head of Governance	—	—	—

(1)  Represents the difference between the fair market of stock received on the day of exercise less the option exercise price.

Outstanding Equity Awards at December 31, 2007

NEO	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/share)		Option Expiration Date

Ethan Berman, CEO	12/31/2001 12/31/2002 12/31/2004	125,000 1,375,000 46,875	— — 15,625	$ $ $	2.00 2.00 4.80	12/31/2011 12/31/2012 12/31/2014
David Obstler, CFO	1/28/2005 12/31/2005 12/31/2006	177,086 31,250 9,375	218,748 31,250 28,124	$ $ $	4.80 7.20 15.29	1/28/2015 12/31/2015 12/31/2016
Jorge Mina, Co-Head of Risk	12/31/2000 12/31/2001 12/31/2002 12/31/2003 12/31/2004 12/31/2005 12/31/2006	25,160 17,500 12,500 62,500 18,750 50,000 7,813	— — — — 6,250 49,999 23,436	$ $ $ $ $ $ $	1.20 2.00 2.00 2.40 4.80 7.20 15.29	12/31/2010 12/31/2011 12/31/2012 12/31/2013 12/31/2014 12/31/2015 12/31/2016
Gregg Berman, Co-Head of Risk	12/31/2000 12/31/2001 12/31/2002 12/31/2003 12/31/2004 12/31/2005 12/31/2006	62,500 30,000 50,000 100,000 37,500 37,501 7,813	— — — — 12,500 37,499 23,436	$ $ $ $ $ $ $	1.20 2.00 2.00 2.40 4.80 7.20 15.29	12/31/2010 12/31/2011 12/31/2012 12/31/2013 12/31/2014 12/31/2015 12/31/2016
Richard Leggett, Head of Governance	08/01/2007	—	50,000		$16.50	08/01/2017

Material Terms of Stock Option Plans

On August 4, 2000, our Board of Directors and shareholders adopted the 2000 Stock Option Plan (the "2000 Plan") providing for the grant of options to purchase our common stock to our employees, non-employee directors and consultants. In general, the options vest in equal installments over a four-year period and no option may be exercised more than ten years after such option was granted. The maximum number of shares of our common stock available for issuance under the 2000 Plan is 12,500,000, and no more than 4,000,000 are allowed to be issued in any calendar year. We no longer issue options under the 2000 Plan.

On June 14, 2004, our Board and shareholders adopted the 2004 Stock Option Plan (the "2004 Plan"), providing for the grant of options to purchase our common stock to our employees, non-employee directors and consultants. In general, the options vest in equal monthly installments over a thirty-six month period and no option may be exercised more than ten years after such option was granted. Options granted to directors in connection with their election to our Board vest in equal installments over a four-year period. The maximum number of shares of our common stock available for issuance under the 2004 Plan is 7,500,000. We no longer issue options under the 2004 Plan.

The Institutional Shareholder Services Holdings, Inc. Equity Incentive Plan (the "ISS Plan"), was adopted by the Board of Directors of ISS on October 11, 2001 and ratified by the shareholders of ISS on October 1, 2002. Upon the consummation of our acquisition of ISS in January 2007, each option to purchase shares of ISS stock held by an employee of ISS was assumed by us, and following such assumption, represented an option to purchase shares of our common stock at a pre-determined ratio. In general, the options vest with respect to one-quarter of the shares on the first anniversary of the grant and with respect to one-sixteenth of the shares on each quarterly anniversary thereafter; no option may be exercised more than ten years after such option was granted.

On January 25, 2007, our Board of Directors and shareholders adopted the 2007 Omnibus Incentive Compensation Plan (the "2007 Plan"), providing for the grant of options to purchase our common stock to our employees, non-employee directors and consultants. In general, the options vest in equal installments over a four-year period and no option may be exercised more than 10 years after such option was granted. The maximum number of shares of our common stock available for issuance under the 2007 Plan is 6,500,000.

Supplemental Compensation Disclosure

The compensation tables above reflect the value of stock compensation in accordance with SEC rules and regulations which require, generally, that equity compensation be valued and included in yearly compensation as the equity vests. In evaluating the annual compensation of our employees, our Compensation and Human Resources Committee typically focuses on the value of equity compensation granted in the particular period, even if the equity granted does not vest within that period. This method of valuing stock option awards is consistent with the information presented in the Grants of

Plan-Based Awards Table above (on page 26). The following table is designed to show the total 2007 compensation of our NEOs as we internally view and communicate it:

NEO	Year	Salary	Cash Bonus	Grant Date Fair Value of Stock and Option Awards (1)	Other Compensation (2)	Total

Ethan Berman, CEO	2007	$300,000	$300,000	—	$1,000	$601,000

David Obstler, CFO	2007	$235,000	$220,000	$181,923	$1,000	$637,923

Jorge Mina, Co- Head of Risk	2007	$160,000	$200,000	$151,603	$1,000	$512,603

Gregg Berman, Co-Head of Risk	2007	$190,000	$200,000	$151,603	$1,000	$542,603

Richard Leggett, Head of Governance (3)	2007	$300,000	$240,000	$541,150	$1,000	$1,082,150

(1) These amounts reflect the estimated amount of expense we will recognize in our future financial statements. These expenses will be recognized ratably over the awards' respective vesting period. These amounts also represent the estimated amount of expense of options we granted as part of 2007 compensation for the respective named executive officer. Specifically, we granted 30,000 options to Mr. Obstler, 25,000 options to Mr. Mina, 25,000 options to Mr. G. Berman and 45,000 options to Mr. Leggett. These options were granted in January 2008 and, as such, are not included in our 2007 compensation amounts disclosed elsewhere in this section. However, our compensation committee intends to consider these options as part of our named executive officers' 2007 compensation packages for future incentive compensation determinations. In computing the estimated amount of expense to be recognized, we utilized a Black-Scholes option pricing model with risk free interest rate of 4.7%, expected volatility of 29%, an option exercise price of $17.50, which represents the initial offering price in our initial public offering, and a four year vesting term. These grants were in addition to the grant of 500 options that each of our named executive officers received in connection with our one-time grant of 500 options to each of our employees in connection with our initial public offering. In addition, we have included the estimated amount of expense associated with 50,000 options granted to Mr. Leggett upon his initial hire date on August 1, 2007.

(2) Represents employer contribution to 401(k) plan.

(3) Mr. Leggett's compensation disclosure in this table for 2007 includes his annualized salary and the 50,000 options granted to him upon his initial hire date on August 1, 2007. These options were granted to Mr. Leggett on his initial hire date in consideration for him reducing his annual base salary from $350,000 to $300,000.

V.
Overview of 2008 Objectives

The Compensation and Human Resources Committee has determined that our Chief Executive Officer's 2008 target incentive compensation will be (as it was in 2007) an amount equal to two times (2x) his base salary. In evaluating the CEO's performance, the Compensation and Human Resources Committee has also determined that it will look first to three overarching objectives:

  1.
  Does the Company have the right vision?

  2.
  Are the right people in place to achieve the vision?

  3.
  Has the CEO been the right kind of leader? Has he set the right "tone at the top"?

        To measure the CEO's success with these overarching objectives, the Compensation and Human Resources Committee will look at the following objectives (each of which will be weighted equally):

  1.
  Financial Results.    Key measures:

  a.
  Reported GAAP revenue growth on an organic basis of at least 20%

  b.
  Reported GAAP Adjusted EBITDA growth on an organic basis of at least 25%

  c.
  Unlevered free cash flow in excess of Adjusted EBITDA

  2.
  Client.:    Key measures:

  a.
  Increase client retention by 1%

  b.
  Cross-sell. Sell a product from a different business line to at least 100 existing clients

  3.
  People.    Key measures:

  a.
  Retain our talent. Decrease the rate of voluntary turnover by 2 percentage points this year

  b.
  Build talent pipelines. Design and implement global campus relations programs and rotation-based intern program

  c.
  Develop our people. Design and implement broad-based people development program

  d.
  Attract and retain talent. Prepare to become one of the Fortune "100 Best Companies to Work For" in 2010

  4.
  Advance The Vision and Innovation.    Key measures:

  a.
  Advance the corporate mission so that it is understood by our employees, customers and investors how this mission tangibly affects each of them

  b.
  Increase RMG thought-leadership profile in the financial community among our clients, policy makers, academics and the press

  c.
  Establish a systemic and strategic approach to product development and acquisition activity

  5.
  Execution – Complete the job of becoming one company.    Key measures:

  a.
  Systems. Complete the integration of our financial and sales information systems.

  b.
  Resources. Consolidate company level data from across the organization into a centralized database

  c.
  Teams. Fully integrate the sales and technology teams

As occurred in 2007, these objectives (along with individual performance objectives which will evolve as the year progresses) will aid the Chief Executive Officer in his largely subjective evaluation of the performance of other NEOs.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement. In addition, this Committee encourages shareholders to communicate their views on our compensation philosophy, policies, objectives and practices, beyond the advisory vote described in more detail below. These communications can be addressed to:

Via Email:	sayonpay@riskmetrics.com
Mail or Delivery:	Corporate Secretary of RiskMetrics Group, Inc. One Chase Manhattan Plaza, 44th Floor New York, NY 10005
Compensation and Human Resources Committee Philip Duff, Chairman Christopher Mitchell Robert Trudeau Lovida Coleman, Jr.

RELATED PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS

Certain Relationships and Related Transactions

        In December 2004, we entered into a consulting agreement with one of our directors, Arthur Levitt. The consulting agreement provided that Mr. Levitt would provide certain strategic advice and marketing assistance to us in consideration for an annual payment of $125,000. Mr. Levitt was paid $125,000 for 2005, and accepted options to purchase 31,250 and 18,750 shares at exercise prices per share of $7.20 and $15.29, respectively, in lieu of payment, for 2006 and 2007, respectively. This agreement was not renewed and terminated effective as of December 1, 2007.

        We are currently negotiating a contract for the sale of our RiskManager and Hedge Platform products to Duff Capital Advisors. Philip Duff, one of our directors, is the founder, CEO and General Partner of Duff Capital Advisors. The proposed contract is being negotiated in the normal course of business on terms that are consistent with (and not preferential to) those provided to our other clients. We anticipate that the annual amount to be paid to us by Duff Capital Advisors will be approximately $1 million. This proposed transaction will be reviewed for approval or ratification by our Audit Committee as required by the Audit Committee's charter.

Review and Approval of Transactions with Related Persons

        The Audit Committee, pursuant to its written charter, is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a "related party" transaction under applicable federal securities laws. The Audit Committee has not adopted any specific procedures for conducting such reviews and will consider each transaction in light of the specific facts and circumstances presented. No transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2007.

Indemnification

        We indemnify our Directors and Executive officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company.

Legal Proceedings

        We do not have any significant legal proceedings pending.

PROPOSALS REQUIRING YOUR VOTE

Item 1 - Election of Directors

        Ten directors will be elected at the Annual Meeting for a term of one year expiring at the annual meeting of shareholders to be held in 2009 or until their respective successors have been elected and are qualified. Our nominees for the election of directors at the Annual Meeting include eight independent directors, as defined in the applicable rules for companies traded on The New York Stock Exchange and our Company's independence standards, one member of our senior management, and one outside, but not independent, director. Shareholders elect all directors annually. At the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has selected the nominees to serve as directors for the one-year term beginning at the annual meeting on June 4, 2008 or until their successors, if any, are elected or appointed.

        Majority Vote Standard for Election of Directors.    Our Bylaws require that each director be elected by a majority of votes cast with respect to such director in an uncontested election (in other words, the number of shares voted "for" a director nominee must exceed the number of votes "withheld" with respect to a nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year's election has been determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating and Corporate Governance Committee would consider the tendered resignation of any nominee who failed to receive a majority vote and make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating and Corporate Governance Committee's recommendation to it within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a "holdover director." In 2008, all director nominees with the exception of Lynn Paine are currently serving on the Board.

        The Company's Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director and has recommended each of the nominees for election to the Board of Directors.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

        Ethan Berman (age 46) is our chief executive officer and serves as the chairman of our board of directors. Mr. Berman was one of our founding members at the time of our spin-off from JPMorgan in 1998 and has served as our chief executive officer since such time and as chairman of our board of directors since June 2004. Prior to our spin-off, Mr. Berman was a managing director at JPMorgan and was responsible for the firm's Risk Management Services Group. As head of that group, he led JPMorgan's risk advisory work, including the development of risk products and services such as RiskManager and CreditManager. Mr. Berman joined JPMorgan in 1987 as a bond trader. Mr. Berman has a B.A. from Williams College.

        Lovida Coleman, Jr (age 58) was appointed as one of our directors in November 2007. Ms. Coleman is a partner in the law firm of Sutherland Asbill & Brennan LLP and has held that position since 1993 and is a member of the Board of Trustees of RAND Corporation, a non-profit think tank. She has an A.B. from Harvard University and a J.D. from Yale Law School.

        Philip Duff (age 51) has served as one of our directors since 2001. Mr. Duff has served as chairman and chief executive officer of Duff Capital Advisors since January 2007. From January 2000 to 2006, he served as chairman and chief executive officer of FrontPoint Partners LLC, an investment management firm which he founded. Previous to that, Mr. Duff was the chief financial officer of Morgan Stanley Dean Witter & Co. Mr. Duff is currently a director of Ambac Financial Group, Inc. Mr. Duff holds a B.A. from Harvard University and an M.B.A. from the Massachusetts Institute of Technology.

        Rene Kern (age 44) has served as one of our directors since June 2004. Mr. Kern is a managing director of General Atlantic LLC, a global growth equity firm that provides capital and strategic support for growth companies and has been with General Atlantic LLC since 1996. Mr. Kern is currently a director of Intec Telecoms Systems plc, a provider of business and operations support systems, and the Brazilian Mercantile & Futures Exchange, a global derivatives exchange. He has a B.S. from the University of California, Berkeley and both an M.B.A. and M.A. from the University of Pennsylvania.

        Arthur Levitt (age 77) has served as one of our directors since April 2005. Mr. Levitt currently serves as a senior advisor to The Carlyle Group. Mr. Levitt served as the chairman of the SEC from 1993 to 2001. Prior to joining the SEC, Mr. Levitt owned Roll Call, the newspaper of Capitol Hill. From 1989 to 1993 he served as chairman of the NYC Economic Development Corporation and from 1978 to 1989 was chairman of the American Stock Exchange. Mr. Levitt is currently an advisory director of M&T Bank Corporation, a regional bank headquartered in western New York. He served two years in the United States Air Force and holds a B.A. degree from Williams College.

        Christopher Mitchell (age 36) has served as one of our directors since 2006. He is a managing director of Spectrum Equity Investors, L.P., a private equity investor in growth companies and has held that position since December 2005. From 2001 to December 2005, Mr. Mitchell served as a principal at Spectrum Equity Investors, L.P. Mr. Mitchell has a A.B. from Princeton University.

        Frank Noonan (age 65) has served as one of our directors since February 2008. Mr. Noonan served as chairman and chief executive officer of R.H. Donnelly Co., a print and interactive marketing company, from 1991 until his retirement in 2002. Mr. Noonan is currently a director of NewStar Financial, Inc., a specialized commercial finance company and Avnet, Inc., a distributor of electronic components and computer products. He has a B.A. from the University of New Hampshire.

        Stephen Thieke (age 61) served as chairman of our board of directors from our inception in 1998 until June 2004 and was re-elected to serve as one of our directors in April 2007. From August 1989 to July 1999, Mr. Thieke worked for JPMorgan in a variety of senior management positions, including head of fixed income, business co-head of global markets, president and chairman of JPMorgan Securities, Inc. and head of the corporate risk management group. Mr. Thieke served on the board of directors of the Financial Services Authority of the United Kingdom. Mr. Thieke is a member of the board of directors of PNC Financial Services Group Inc., a regional bank headquartered in Pittsburgh, Pennsylvania. Mr. Thieke holds a B.A. degree from Manhattan College.

        Robert Trudeau (age 39) has served as one of our directors since September 2005. Mr. Trudeau is currently a general partner at Technology Crossover Ventures, a private equity and venture capital firm focused on information technology companies and has served as such since August 2005. From 2003 to 2005, he was a principal at General Atlantic Partners. Prior to General Atlantic, Mr. Trudeau served as a managing director at iFormation Group, a joint venture between General Atlantic, Goldman Sachs and Boston Consulting Group. He has a B.A.H. in Political Science from Queen's University and an M.B.A. from The University of Western Ontario.

        Lynn Sharp Paine (age 58) is nominated to begin service immediately upon election by the shareholders. Ms. Paine is the John G. McLean Professor at the Harvard Business School and has served as such since 1998. She currently heads the required MBA course on Leadership and Corporate Accountability and co-chairs the affiliated faculty interest group. At Harvard, Ms. Paine is a Faculty Associate of the University's Edmond J. Safra Foundation Center for Ethics. She is also a member of the advisory board of Leadership Forum International (LFI), the academic advisory board of the Zicklin Center for Business Ethics Reasearch at Wharton, and the academic council of the Hills Program on Governance at the Center for Strategic and International Studies in Washington, D.C Ms. Paine is a graduate of Smith College, and holds a doctorate in moral philosophy from Oxford University and J.D. from the Harvard Law School.

        Each nominee has indicated a willingness to serve as a director of the Company, if elected, and the Board of Directors has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board of Directors. There are no current arrangements or understandings between any director or nominee for director and any other person pursuant to which such person is being nominated as a director of the Company.

Item 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

        In March 2008, the Audit Committee voted to appoint Deloitte & Touche LLP ("Deloitte"), an independent registered public accounting firm, to perform the annual audit of the Company's consolidated financial statements for the fiscal year 2008, subject to ratification by the shareholders. Although shareholder ratification is not required, the Board of Directors believes that submission of this item is consistent with best practice in corporate governance and that it is desirable for shareholders to pass upon the selection of the independent auditor. If the shareholders disapprove of the selection, the Board and Audit Committee intend to reconsider the selection of the independent auditing firm for the 2009 fiscal year since it would be impractical to replace the Company's independent auditor so late into the Company's current fiscal year.

        Deloitte representatives are expected to be present at the 2008 Annual Meeting of Shareholders, and will have the opportunity to make a statement if they so desire. These representatives are also expected to be available at this meeting to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Audit and Non-Audit Fees

        The aggregate fees for professional services rendered to the Company by Deloitte for the years ended December 31, were as follows:

	2006	2007

Audit Fees (audit of the Company's consolidated financial statements for the years ended December 31, accounting consultation, review of quarterly financial information, regulatory filings related to the Company's IPO)	$157,700	$2,331,216
Audit related fees (services related to SAS 70 and acquisition due diligence)	0	170,762
Tax fees	1,000	73,113
All other fees	0	0

Total Fees	$158,700	$2,575,091

Audit Committee Pre-Approval Policy

Audit and Audit Related Services:

The Audit Committee, at a minimum, will annually approve the annual audit fee which includes the annual audit, quarterly review services and statutory audit fees as outlined in the Independent Auditor's annual audit engagement letter. All other audit and audit related services shall be approved by the Audit Committee with the exception of the following:

  •
  The Company's Chief Financial Officer ("CFO") may approve audit and audit related fees on an engagement-by-engagement approach provided that each engagement: i) does not exceed $50,000 and ii) is in accordance with the Audit Committee's policy objectives including maintaining the independence of the outside auditor. In order to make such determination, the CFO will receive from the business staff requesting these services a written explanation of why retention of the Independent Auditor to perform this work will benefit the Company. The CFO must also receive from the Independent Auditor a representation that the requested services will not impair the Independent Auditor's independence under applicable professional standards. If there is any uncertainty as to whether the engagement will violate the policy objectives, the CFO will consult with the Audit Committee in order to obtain approval.

The approval of such fees will be noted by the signing of an engagement letter.

Non Audit Services:

All non-audit services excluding tax service must be approved by the Audit Committee with the exception of the following:

  •
  The Company's Chief Financial Officer ("CFO") may approve non- audit related fees on an engagement-by-engagement approach provided that each engagement: i) does not exceed $25,000 and ii) is in accordance with the Audit Committee's policy objectives including maintaining the independence of the outside auditor. In order to make such determination, the CFO will receive from the business staff requesting these services a written explanation of why retention of the Independent Auditor to perform this work will benefit the Company. The CFO must also receive from the Independent Auditor a representation that the requested services will not impair the Independent Auditor's independence under applicable professional standards. If there is any uncertainty as to whether the engagement will violate the policy objectives, the CFO will consult with the Audit Committee in order to obtain approval.

The approval of such fees will be noted by the signing of an engagement letter.

Tax Fees

All tax services rendered by the Independent Auditor will be approved by the Audit Committee.

Communication:

A summary of the Independent Auditor's total annual fees will be provided to the Audit Committee at least once a year and at any other time upon the Audit Committee's request. In addition, the Company, the Independent Auditor and Audit Committee will formally meet at least four times a year and communication of audit and non-audit services may be discussed at such meetings.

Audit Committee Report

2007 was a year of transition for all of the Board's committees, as the Company prepared to transition from being privately to publicly held. During the year, the Audit Committee was composed of at least three directors. Mr. Duff was a member throughout 2007, and was the Committee's Chair from January to November. In November 2007, Mr. Duff became chair of the Board's Compensation and Human Resources Committee; at that time, Mr. Thieke (who became a member of the Audit Committee beginning in April 2007, when he joined the Board) assumed chairmanship of the Audit Committee.

Peter Bernard, who left the Board immediately prior to the consummation of the Company's IPO, was a member of the Audit Committee from January to April, 2007. Mr. Mitchell was a member of the Audit Committee throughout 2007 and through the beginning of April 2008. In February 2008, Mr. Noonan joined the Board, and he joined the Committee and became its Chair in April 2008. The Board has determined that each of the current members is both independent as defined by the New York Stock Exchange ("NYSE") listing standards and SEC rules, and financially literate. The Board has also determined that Messrs. Thieke, Duff and Noonan are financial experts as defined by SEC rules.

During 2007, the Audit Committee met three times. As stated above, the Company was not a public company during 2007. Prior to August 2007, the Audit Committee Charter provided for two meetings per year, and more frequently as necessary. In August, 2007, in preparation for the Company's IPO, the Audit Committee charter was amended to provide for at least quarterly meetings. The Audit Committee is currently expected to meet seven times in 2008.

The Audit Committee operates under a written charter adopted by the Board of Directors, which was last amended in August 2007. Under this charter, the Committee has oversight responsibility for:

  •
  The audit process, including retaining the independent auditor
  •
  Financial reporting, including related internal controls
  •
  The Company's internal audit function
  •
  Compliance with internal rules of conduct and ethics, as well as applicable corporate and securities laws

Management has the primary responsibility for the Company's financial statements and reporting process, including the system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 31, 2008 (the "Annual Report"). This review included a discussion of the quality, not just acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures.

The independent registered public accounting firm (as applicable to this report, Deloitte & Touche LLP, or "Deloitte") is responsible for expressing an opinion on the conformity of the Company's financial statements with generally accepted accounting principles. The Audit Committee discussed with Deloitte:

  •
  The overall scope and plans for Deloitte's audit of the Company

  •
  Deloitte's judgments as to the quality, not just the acceptability, of the Company's accounting principles

  •
  Deloitte's independence from management and the Company, including matters in the written disclosures required by Independence Standards Board Standard No. 1

  •
  Such other matters as are required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), other standards of the Public Company Accounting Oversight Board, rules of the SEC, and applicable NYSE listing standards.

The Audit Committee has also reviewed the certifications of the Company's CEO and CFO prepared pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("the Act"). Based on all of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report.

Among the chief responsibilities of the Committee during 2008 will be oversight of the Company's first-year assessment of and reporting on its internal controls over financial reporting, as required by Section 404 of the Act. In addition, in January 2008 the Audit Committee adopted a policy regarding the use of the Company's independent auditor to perform audit-related and non-audit (including tax-related) services. Although the Audit Committee has concluded that the use of Deloitte to perform services related to the Company's IPO was appropriate and in the best interest of the Company and its shareholders, the Audit Committee has also imposed certain conditions on further use of its independent auditor to perform audit-related and non-audit services. The Audit Committee will monitor implementation of this policy during 2008 and beyond.

Audit Committee

Frank Noonan, Chairman
Philip Duff
Stephen Thieke

Item 3 – Advisory (Non-Binding) Votes on Executive Compensation

The Board's Corporate Governance Principles and Guidelines provide that the Company's shareholders will be given the opportunity to vote on an advisory (nonbinding) resolution at each annual meeting to approve the Company's Compensation Discussion and Analysis as outlined in the annual proxy statement.

The Board, after consulting with its Nominating and Corporate Governance Committee, has determined that the best way to implement this principle – giving shareholders as much opportunity to comment as possible – is to accord shareholders THREE votes. First, shareholders may indicate their position (by a yes or no vote) with regard to the Company's overall executive compensation philosophy, policies and procedures. These are described above in the Compensation Discussion and Analysis, Sections I and II. Second, shareholders may indicate their position (again by a yes or no vote) with regard to whether the Board executed these principles appropriately in making its 2007 compensation decisions. These decisions are described above in the Compensation Discussion and Analysis, Sections III and IV. Finally, shareholders may indicate their position (yes or no) with regard to the Board's application of its compensation philosophy, policies and procedures to the 2008 objectives. These objectives are described in the Compensation Discussion and Analysis, Section V.

The Board recommends that shareholders approve, in an advisory vote, each of the following three resolutions:

        A.    RESOLVED that the shareholders approve the Company's overall executive compensation philosophy, policies and procedures, as described in the Compensation Discussion and Analysis (Sections I and II) in this Proxy Statement.

        B.    RESOLVED that the shareholders approve the compensation decisions made by the Board with regard to NEO performance for 2007, as described in the Compensation Discussion and Analysis (Sections III and IV) in this Proxy Statement.

        C.    RESOLVED that the shareholders approve the application of the Company's compensation philosophy, policies and procedures to evaluate the 2008 performance of, and award compensation based on, certain key objectives, as described in the Compensation Discussion and Analysis (Section V) in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Because our shares of common stock were not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, during the fiscal year ended December 31, 2007, our directors, executive officers and beneficial owners of more than ten percent of our outstanding common stock were not subject to Section 16 of the Securities Exchange Act of 1934, as amended, with respect to our common stock.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        For a shareholder's proposal to be included in the Company's Proxy Statement for the 2009 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act, and the proposal must be received by the Company's Corporate Secretary by December 26, 2008. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the next Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such Annual Meeting unless notice of the matter is received by the Company not later than March 10, 2009 and certain other conditions of the applicable rules of the SEC are satisfied. Shareholder proposals should be directed to the Corporate Secretary of the Company, at the address of the Company set forth on the first page of this proxy statement.

        To be timely under the Company's Bylaws, shareholder proposals submitted outside the processes of Rule 14a-8 must be received by the Company's Corporate Secretary no less than 90 nor more than 120 days prior to the first anniversary of this year's Annual Meeting of Shareholders (which is being held on June 4, 2008). Certain procedures are provided in our Bylaws that a shareholder must follow to nominate persons for election as a director. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election or reelection as directors at a meeting but only if written notice of such shareholder's intention to make such nomination or nominations is delivered to, or mailed to and received at, the Company's offices in accordance with the notice provisions described in this paragraph. The notice must provide certain required items as set forth in our By-laws.

        Under our Bylaws, we will include in our proxy for a meeting of shareholders at which directors are to be elected, any individual who has been nominated for election by a shareholder (or group of shareholders), that has beneficially owned 4 percent or more of the company's outstanding common stock continuously for at least two (2) years as of both the date the written notice of the nomination is submitted and the record date for the meeting at which directors are to be elected, along with certain other conditions that the nominating party and fulfill.

OTHER MATTERS

        At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

SOLICITATION OF PROXIES

        The expenses of solicitation of proxies for the Annual Meeting will be paid by the Company. Such solicitation may be made in person or by telephone by officers and employees of the Company. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of the Company's common stock.

Admission Ticket Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 3, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/RMG • Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 A, B and C.

1. Election of Directors
	For	Against	Abstain
01 - Ethan Berman	☐	☐	☐

	For	Against	Abstain
02 - Lovida Coleman, Jr.	☐	☐	☐

	For	Against	Abstain
03 - Philip Duff	☐	☐	☐

	For	Against	Abstain
04 - Rene Kern	☐	☐	☐

	For	Against	Abstain
05 - Arthur Levitt	☐	☐	☐

	For	Against	Abstain
06 - Christopher Mitchell	☐	☐	☐

	For	Against	Abstain
07 - Frank Noonan	☐	☐	☐

	For	Against	Abstain
08- Lynn Sharp Paine	☐	☐	☐

	For	Against	Abstain
09 - Stephen Thieke	☐	☐	☐

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2008.	For ☐	Against ☐	Abstain ☐

3. To consider and approve the following three advisory (non-binding) proposals:

A. RESOLVED that the shareholders approve the Company’s overall executive compensation philosophy, policies and procedures, as described in the Compensation Discussion and Analysis (Sections I and II)) in the Proxy Statement.

	For ☐	Against ☐	Abstain ☐

B. RESOLVED that the shareholders approve the compensation decisions made by the Board with regard to NEO performance for 2007, as described in the Compensation Discussion and Analysis (Sections III and IV) in the Proxy Statement.

	☐	☐	☐

C. RESOLVED that the shareholders approve the application of the Company’s compensation philosophy, policies and procedures to evaluate the 2008 performance of, and award compensation based on, certain key objectives, as described in the Compensation Discussion and Analysis (Section V) in the Proxy Statement.

	☐	☐	☐

4. To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Proxy – RiskMetrics Group, Inc.

Notice of 2008 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2008

Ethan Berman and Kayla Gillan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of RiskMetrics Group, Inc. to be held on June 4, 2008 at the New York Marriott Downtown, 85 West Street, New York, New York 10006 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3 A, B and C.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

B Non-Voting Items

Change of Address — Please print your new address below.  Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
GOVERNANCE OF THE COMPANY
SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
RELATED PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS
PROPOSALS REQUIRING YOUR VOTE Item 1 - Election of Directors
Item 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Item 3 – Advisory (Non-Binding) Votes on Executive Compensation
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS
SOLICITATION OF PROXIES